SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 18, 2022

Touchpoint Group Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36530	46-3561419
State of Incorporation	Commission File Number	IRS Employer I.D. Number

4300 Biscayne Blvd,Suite 203

 Miami, Florida 33137

(Address of Principal Executive Offices)

Registrant’s telephone number: (305) 420-6640

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(g) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	TGHI	NONE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement

Mast Hill

On April 18, 2022, we received the funds consummating a Securities Purchase Agreement with Mast Hill Fund, L. P. (“Mast Hill”), whereby in consideration of $247,500 we issued to Mast Hill a senior secured convertible promissory note (“Note”) in the principal amount of $275,000 and common stock purchase warrants to purchase 75,000,000 shares of our common stock (the “First Warrant”) and 105,000,000 shares of our common stock (the “Second Warrant”), respectively. The principal amount of the Note and all interest accrued thereon is payable on April 11, 2023. The Note provides for interest at the rate of 12% per annum, payable at maturity, and is convertible into shares of our common stock at a price of $0.002 per share, subject to anti-dilution adjustments in the event of certain corporate events as set forth in the Note. In addition, subject to certain limited exceptions, if at any time while the Note remains outstanding, we grant any option to purchase, sell or grant any right to reprice, or otherwise dispose of, issue or sell any shares of our common stock or securities or rights convertible into or exercisable for shares of our common stock, at a price below the then conversion price of the Note, the holder of the Note shall have the right to reduce the conversion price to such lower price. Further, if we or one of our subsidiaries issues any security or amends any security outstanding upon issuance of the Note and Mast Hill reasonably believes that such security contains a term in favor of the holder thereof which is more favorable than the terms contained in the Note, such as provisions relating to prepayment, original issue discounts and interest rates, then upon request of Mast Hill, such term shall become part of the transaction documents exchanged with Mast Hill in connection with the sale of the Note.

In addition to the obligation to repay the Note at maturity, the Note provides that if at any time prior to repayment or full conversion of the Note we receive cash proceeds from various sources, including payments from customers, Mast Hill has the right to demand that up to 50% of the amount received be applied to the payment of amounts due under the Note. The Note also grants to Mast Hill a right of first refusal to provide financing to us on such terms as might be offered by a third party.

Payment of all amounts due under the Note is secured by a lien on substantially all of our assets and those of our subsidiaries in accordance with the terms of the Security Agreement entered into concurrently with the Note.

The First Warrant is exercisable until April 11, 2027, at a price of $0.004 per share, subject to customary anti-dilution adjustments. In addition, subject to certain limited exceptions, if at any time while the First Warrant remains outstanding, we grant any option to purchase, sell or grant any right to reprice, or otherwise dispose of, issue or sell any shares of our common stock or securities or rights convertible into or exercisable for shares of our common stock, at a price below the then exercise price of the First Warrant, the holder of the First Warrant shall have the right to reduce the exercise price to such lower price. The First Warrant may also be exercised by means of a “cashless exercise” in accordance with the formula provided in the Warrant.

The Second Warrant only becomes exercisable upon the occurrence of an Event of Default (as defined in the Note) and, upon such occurrence, remains exercisable for a period of five years and will be cancelled if the Note is satisfied by its maturity date and prior to an Event of Default. The price payable upon exercise of the Second Warrant is $0.002 per share, subject to customary anti-dilution adjustments. The Second Warrant may also be exercised by means of a “cashless exercise” in accordance with the formula provided in the Warrant.

Each of the Note, the First Warrant and the Second Warrant contains a “blocker” limiting the number of shares which may be acquired at any time to such amount as would not cause the holder of the Note and Warrants, and its affiliates as defined in the Note, to be deemed to hold more than 4.99% of the number of shares of common stock outstanding as of the date of the proposed acquisition.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Securities Purchase Agreement dated April 11, 2022, between Touchpoint Group Holdings, Inc. and Mast Hill Fund, L. P.

10.2	Senior Secured Promissory Note dated April 11, 2022, issued to Mast Hill Fund, L. P.

10.3	Security Agreement dated April 11, 2022, in favor of Mast Hill Fund, L. P.

10.4	Common Stock Purchase Warrant to Purchase 75,000,000 shares of common stock dated April 11, 2022.

10.5	Common Stock Purchase Warrant to Purchase 105,000,000 shares of common stock dated April 11, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 21, 2022

TOUCHPOINT GROUP HOLDINGS INC.

By:	/s/ Martin Ward
Mark Ward, Chief Financial Officer